E M PL O Y M E N T C O N T R AC T

Concluded between

Dynatrace Austria GmbH, FN 91482 h, Freistädterstraße 313, 4040 Linz (hereinafter referred to as „employer“)

and

Mr. Mag. Matthias Scharer, born on [******], living in [******]
(hereinafter referred to as „employee“). as follows:

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I.Applicable Regulations

The following regulations apply to the contractual relationship between employer and employee:

1.the provisions of this contract of employment;
2.the provisions of the articles of association as amended;
3.the current rules of procedures;
4.the provisions of the Limited Liability Companies Act, as amended, as well as all other statutory provisions, in particular the Salaried Employees Act.

II.Start and duration of employment

1.The employment began on 08/01/2014 and is not limited in time.

2.With regard to the restructuring of the Dynatrace Group, the parties enter into this new employment contract. It replaces all previous agreements starting on 08/01/2019, unless otherwise specified in this contract.

3.There are no verbal collateral agreements in place.

III.Position and duties

1.The employee is hired as an SVP for business operations.

2.The employee is obliged to perform all work related to this activity. The employer expressly reserves the right to use the employee for other activities, temporary or permanent.

3.The collective agreement for employees of companies in the field of automatic data processing and information technology services (hereinafter referred to as the "collective agreement") shall apply to the employment relationship.

4.The duties of the employee include in particular: SVP for business operations responsible for the management and improvement of post sales-operations, including cloud operations, customer adoption, retention and technical support and renewals, and such other responsibilities as assigned by the employee’s supervisor.

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5.Place of employment is the respective location of the employer, which is currently located in Linz. The employee agrees to exercise his duties at a new place of employment at the request of the employer.

IV.Compensation

1.The employee receives a monthly base salary of EUR 15,714.29.

2.Special payments are payable in accordance with the provisions of the collective agreement.

3.In addition to his monthly base salary, the employee receives an incentive compensation, the amount of which is determined by the Board of Directors (the ”Board”) of the parent company Dynatrace, Inc. or the Compensation Committee of the Board (the “Committee”). In the first year, the incentive compensation shall be sixty 60 % of the yearly base salary, provided that the corporate goals and other metrics such as and contribution margins that may be set by the Board or the Committee are achieved. The actual amount of the annual premium is at the sole discretion of the Board or the Committee, taking into account any internal incentive compensation plan. An incentive compensation is only due if the employee is in an employment relationship between the parties is in effect on the due date. The incentive compensation is due annually simultaneously with the base salary for the month within which the Board or the Committee formally determines that the corporate goals and any other metrics (such as contribution margin) were actually achieved for the past year.

4.The employee is obliged to check the correctness of his payroll each month. In the event of erroneously overpay, the employee is obliged to refund the surplus of the payment within two weeks of becoming aware of it, at the latest within one month of receipt.

5.All payments to the employee with regard to this employment contract shall be made to an Austrian salary bank account, which is to be disclosed by the employee. All payments are made monthly in arrears until the last day of the respective month.

6.The employee is prohibited to receive commissions, remuneration or other grants with cash value from third parties.

V.Working hours

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1.The regular weekly working hours amount to 38.5 hours. The terms of the collective agreement apply.

2.The employee expressly declares his willingness to work additional hours and over- time hours, if necessary, also on Sundays and public holidays, to the extent permitted by law. The employee will work overtime hours only at the express instruction of the employer.

3.The exact daily working hours are determined by the employer. The employer expressly reserves the right to change the daily working hours.

4.Exact working hours will be agreed upon between the employee and his supervisor.

VI.Business trips

1.For necessary business travel, the employee is entitled to compensation for the appropriate expenses in return for corresponding records which comply with the provisions of tax law.

2.The expenses are reimbursed according to the travel policies in place for the Dynatrace Group.

VII.Paid leave

1.The employee is entitled to a paid leave for holidays in the amount of 30 working days (“Werktage” = 5 weeks) each year.

2.A leave agreement requires the express written consent of the employer. A request in this respect is to be announced by the employee in a timely manner before the planned vacation starts.

3.The leave year corresponds to the work year.

4.Upon termination of the employment contract, the contracting parties agree that the employee will fully consume his remaining leave until the end date.

VIII.Confidentiality

1.The employee is obliged to treat the business and trade secrets as well as all other confidential matters of the employer with strict confidentiality and to keep them

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confidential. Such knowledge shall only be used for the purposes of the employer. The same applies to other data and circumstances that require confidentiality in their nature. This obligation of the employee exists to anyone and regardless of the duration of the contractual relationship and remains upright even after termination of the employment without time limit.

2.The removal of documents, data carriers, drafts, copies, etc. from the domain of the employer is permitted only for official business purposes and may be prohibited entirely in individual cases by the employer. Upon termination of the employment, all papers and documents, including electronic data carriers, etc. in the possession of the employee, as well as any other property of the employer, including all copies, as well as all keys, must be returned immediately.

3.The employee is obliged to transmit data from data processing entrusted to him or made available to him solely on the basis of his professional occupation, only on the express order of the employer and also to keep data secrecy during and after termination of the employment.

4.Software packages purchased or leased by the employer are subject to industrial property rights of third parties. The employee is obliged to use the software pack- ages given to him for use exclusively for his professional employment with the employer. The use of the software packages as well as the production of copies for other purposes is strictly forbidden. The employee must ensure that these software packages are not used by third parties for unauthorized purposes and that unauthorized persons are not aware of them.

5.The spying and passing on of business and trade secrets or other confidential communications of the employer shall be deemed a reason for termination with cause (§ 27 Salaried Employee Act).

6.In the event of a breach of this duty of confidentiality, the employee is obligated to pay a penalty without fault amounting to three times his last monthly gross salary, including special payments and variable remuneration components, which is due immediately upon assertion of the claims by the employer.

IX.Non-competition clause/poaching of customers and coworkers/prohibition of secondary employment

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1.The employee is obliged not to engage in any dependent or self-employed activity during his employment as well as the following 12 months after termination of employment in the branch of business of the employer without his written consent. The employee is also obliged not to participate, directly or indirectly, in a business engaged in the business of the employer. This shall not apply to employee’s ownership of not more than 5% of the outstanding stock of a public company.

2.Furthermore, the employee is obliged not to contact or hire customers or employees of the employer for the purpose of initiating business during his employment as well as the following 12 months after termination of employment. In particular, the employee is prohibited from employing or engaging employees of the employer in any form whatsoever.

3.In the event of a breach of this article, the employee is obliged to pay a penalty without fault amounting to three times his last monthly gross salary, including special payments and variable remuneration elements, which is due immediately upon the assertion of the claims by the employer.

X.Termination of employment

1.The employment may be terminated by the employer subject to the statutory notice period, however no less than three months, without giving a reason, in writing, effectively to the last day of each calendar month.

2.The employee may terminate the employment with a three-month notice period with effectiveness to the last day of each calendar month.

3.Both parties shall have the right to dissolve the employment relationship prematurely without observance of a notice period if there is good cause for the purpose of the Salaried Employee Act.

4.Good causes for dismissal by the employer are the following reasons in particular, but not exclusively:

a.Conduct of the employee constituting a material breach in regard to the performance of his contractual duties, in particular the persistent refusal to carry out orders by the CEO, dishonesty towards the CEO with respect to

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material business matters and the improper use of funds or other property the employer or affiliated companies for personal purposes of the employee

b.Criminally relevant actions of the employee, in particular fraud or embezzlement

c.Any conduct on the part of the employee, regardless whether or not it is made in the course of official duties, which may potentially damage the reputation of the employer or a company of the Dynatrace group

d.Persistent breach of duties arising from this agreement, in spite of the CEO's warning

e.Violation of the secondary employment prohibition by the employee

f.Significant violations of internal company policies

g.Refusal of the employee to participate in an appropriate way in an internal or external investigation of the employer, as well as the intentional destruction or improper storage of important documents

5.Good causes which entitle the employee to terminate employment prematurely are the following reasons in particular, but not exclusively:

h.Substantial limitation of the responsibilities and powers of the employee

i.Repeated delay of the salary payment by the employer

j.Substantial change of the place of business if the distance between the main place of residence of the employee and the new place of business exceeds 40 km

k.Significant violations of the employment agreement by the employer

XI.Severance Pay and Benefits upon Termination

1.This section only applies if

l.employment is terminated by the company without cause, or

m.employment is terminated by the employee with cause.

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2.If termination of employment is not connected with a change in control, the employee will receive a voluntary termination payment amounting to 9 months of base pay in addition to his accrued statutory claims. The payment will be made in 9 equal monthly payments, starting at the end of the agreed notice period.

3.If termination of employment occurs within three months prior or within 12 months following a change in control, the employee will receive a voluntary termination payment amounting to 15 months of base pay in addition to his accrued claims. The payment will be made in one lump sum at the effective time of termination. Additionally, all outstanding equity awards shall be fully accelerated and become 100% vested, effective upon the earlier of

n.the date that employment is effectively terminated, or
o.the day that the employee goes on garden leave in lieu of notice.

In addition, with respect to equity awards issued to the employee prior to July 31, 2019, the employee and the employer agree that (i) 50% of the award that is unvested shall accelerate and become vested at the time of a Change in Control, regardless of whether the employee’s employment has been terminated, and (ii) the remaining portion of the award that is unvested following the Change in Control shall accelerate and become vested at the time provided in the preceding sentence, but only if this Article XI applies as stated in paragraph (1).

4.“Change of control” for the purposes of this section has the meaning given in the Dynatrace, Inc. 2019 equity Incentive Plan, as filed with the United States Securities and Exchange Commission (SEC).

5.All benefits mentioned in this section are only granted on condition that the employee signs a separation agreement and release in a form and manner satisfactory to the employer, with the signature required before any voluntary amounts are paid or equity awards are accelerated.

6.It is pointed out expressly that all benefits mentioned in this section are granted on a voluntary basis. The employer offers the employee the possibility to receive the mentioned benefits in return to signing a separation agreement and release. This offer does not in any way oblige the employee to sign a separation agreement and release. All accrued statutory claims are granted to the employee regardless of whether a separation agreement and release is signed.

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XII.Sick leave / leave of absence

The employee is obliged to notify the employer of any foreseeable reason that prevents him from performing his professional duties before it occurs, any unforeseeable reason (eg illness, accident) as soon as possible, but in either case no later than 8 am on the first day of leave. In the event of an accident at work or on the way to work, the employer must be informed immediately, even if the work is not stopped. If the leave is caused by illness / accident, the employee is obliged to submit a confirmation from the sickness insurance organization or a medical professional stating the cause and expected duration of the illness no later than on the third day of leave. If the employee fails to fulfill this obligation, he loses the entitlement to compensation for the duration of the default.

XIII.Change of personal data

The employee is obliged to immediately notify the employer in writing of any change in his address as well as any other changes in regard of his personal data. Any failure to do so shall make the employee liable to the Employee for any consequences thereof. The employee agrees that the employer sends him messages to his private email address.

XIV.Job-related inventions

1.Job-related inventions of the employee according to § 7 (3) of the Austrian Patent Act belong to the employer. The employee is obliged to notify the employer of any inventions without delay. The employer must declare to the employee, within 4 months of receipt of the notification, whether he claims the invention as a job- related invention. If the employee omits the notification, he is liable to the employer for the compensation of any damage caused the omission, which also includes the loss of profit. The right of the employer to demand the job-related invention, which also includes the transfer of a possibly already filed patent to the employer, remains unaffected.

2.The employer also has the exclusive right of use and enjoyment of all works protected by copyright, in particular computer software, samples and other intellectual property rights, which the employee develops in the course of his official duties or in whose development he participates. This right of use and enjoyment exists for an indefinite period of time and does not expire if the employment is terminated. The employee is obliged not to disclose, use or otherwise make available to third

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parties any software developed during the term of his employment or in whose development he was involved.

3.The salary of the employee agreed upon in this employment agreement covers all claims of the employee resulting from this article.

XV.Voluntary benefits

If the employer makes payments or other grants to the employee beyond the salary claims, the employee acknowledges the voluntary, noncommittal and revocable character of such benefits and declares that he expressly refrains from deriving a legal claim to the payment of such amount or even a grant in the following year, even if the benefit is paid in multiple years at the same or approximately the same level as in previous years.

XVI.Employee pension fund

The contributions to be made on the basis of the Austrian Employee Pension Fund Act (BMSVG) will be wired to the Allianz Vorsorgekasse AG - Kassenleitzahl 71500.

XVII.Miscellaneous

1.A liability of the employer for the damage or the loss of personal property of the employee which he has used in regard to his performance of the contract is adequately compensated by the salary. Therefore the obligation to indemnify according to § 1014 of the Austrian General Civil Law (ABGB) is excluded by mutual agreement. This exclusion of liability applies in particular to damage to means of transport (such as private cars) as well as to items the employee brought to his working space.

2.All reciprocal claims arising out of the employment must be asserted in writing within three months of their due date, otherwise they will be considered lapsed.

3.The employee confirms with his signature that he has been given a copy of this contract. The original remains with the employer.

4.Changes and additions to this contract must be made in writing in order to be valid. This also applies to a mutual deviation from the written form. There are no collateral agreements to this contract.

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5.Should one or more provisions of this employment agreement be legally invalid, this shall not affect the validity of the remaining provisions. In place of the ineffective provision, such provisions shall be deemed to have been agreed upon, which are legally effective and come closest to the economic purpose of the invalid provision.

6.The employment agreement is subject to Austrian law. The place of jurisdiction is agreed upon to be at the registered office of the employer.

Waltham,

September 19, 2019 | 05:24:49 EDT

                    /s/ Matthias Scharer
……...................................................
Mag. Matthias Scharer
born on [******] (employee)

                    /s/ Craig Newfield
............................................
Dynatrace Austria GmbH
FN 91482 h
(employer)

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